Prospectus Supplement
                               Dated March 3, 2000

     The Prospectus dated August 13, 1999 relating to the offer for resale of up to $361,000,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s 1.87% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling
Securityholders" table in the Prospectus Supplement dated August 13, 1999:

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by OCM Convertible Trust is reduced from $2,100,000 to $0.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by OCM Convertible Limited Partnership is reduced from $100,000 to $25,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Delta Airlines Master Trust is reduced from $5,380,000 to $4,045,000. The related footnote is amended to read: "Calamos(R) Asset Management, Inc. manages $4,045,000 of the notes beneficially owned by Delta Airlines Master Trust, and Oaktree Capital Management, LLC manages $0 of the notes beneficially owned by Delta Airlines Master Trust."

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by State Employees' Retirement Fund of the State of Delaware is reduced from $1,340,000 to $0.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Partner Reinsurance Company, Ltd. is reduced from $405,000 to $0.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Chrysler Corporation Master Retirement Trust is reduced from $3,835,000 to $0.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Motion Picture Industry Health Plan--Active Member Fund is reduced from $465,000 to $0.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Motion Picture Industry Health Plan--Retiree Member Fund is reduced from $235,000 to $0.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Vanguard Convertible Securities Fund, Inc. is reduced from $2,815,000 to $1,585,000.